SCHEDULE DEF-14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

CINCINNATI FINANCIAL CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

N/A

2)	Form, Schedule or Registration Statement No.:

N/A

3)	Filing Party:

N/A

4)	Date Filed:

N/A

CINCINNATI FINANCIAL CORPORATION
THE CINCINNATI INSURANCE COMPANY                 THE CINCINNATI INDEMNITY COMPANY
THE CINCINNATI CASUALTY COMPANY            THE CINCINNATI LIFE INSURANCE COMPANY
THE CINCINNATI SPECIALTY UNDERWRITERS INSURANCE COMPANY
Mailing Address:                      P.O. BOX 145496
                              CINCINNATI, OHIO 45250-5496
                              513-870-2000
April 4, 2008
To Our Registered Shareholders:
Your Replacement Control Number
In the past few weeks, you may have received a printed notice of Cincinnati Financial Corporation’s 2008 Annual Meeting of Shareholders and instructions on voting your shares. Unfortunately, share data on some notices was incorrect, and some shareholders did not receive notices.
To fully assure your votes are applied per your instructions for all of the registered shares you own, we are sending you a replacement control number in this mailing. Using the replacement control number you will find in the enclosed instructions, please vote via the Internet, telephone or mail. If you voted prior to 9:00 a.m. on Saturday, April 5, 2008, using the original control number, you do need to vote again.
•	This correction applies to all registered shareholder accounts for shares held directly, in our Dividend Reinvestment plan or in our 401(k) Savings Plan.

•	No correction is necessary for beneficial shareholder accounts that hold your shares indirectly through a brokerage or financial institution. If you have both types of accounts, registered and beneficial, any control numbers you received and votes you cast for your beneficial accounts are valid.
We regret the inconvenience this correction causes you. We chose to take this action to fully support the integrity of the voting process. Please contact us if you’d like assistance with your proxy voting.
Your company appreciates your efforts to vote your proxies on matters to come before the meeting.
Sincerely,

Jerry L. Litton
Assistant Vice President — Shareholder Services
shareholder_inquiries@cinfin.com
513-870-2639

6200 S. Gilmore Road, Fairfield, Ohio 45014-5141

Cincinnati Financial 2008 Annual Meeting (Corrected)
On March 29, you may have received an e-mail notice of Cincinnati Financial Corporation’s 2008 Annual Meeting of Shareholders and instructions on your shares. Unfortunately, share data in some e-mails was incorrect, and some shareholders did not receive e-mails.
To fully assure your votes are applied per your instructions for all of the registered shares you own, we are sending you a replacement control number in this notification.
Using the replacement control number below, you will be able to vote via the Internet, telephone or mail. If you voted prior to 9:00 a.m. on Saturday, April 5, 2008, using the original control number, you do need to vote again.
MEETING DATE: May 3, 2008
RECORD DATE: March 5, 2008
CUSIP NUMBER: 172062A99
Your company would appreciate receiving your proxy vote. Please read the instructions below before you click the link to vote.
You have received this e-mail because our records show that you have expressly consented to receive Cincinnati Financial Corporation communications and vote via the Internet. You may have given this consent when you voted your proxy in the past at ProxyVote.com. Alternatively, you may be an employee of Cincinnati Financial Corporation who has regular access to the company’s e-mail in the ordinary course of performing your duties and is expected to logon to e-mail routinely to receive communications.
This e-mail represents all shares in the following Cincinnati Financial Corporation account(s):
*** PRINT OPTIONS ARE NOT SET NO SUMMARY PROCESSING INFO WILL BE DISPLAYED ***.
CONTROL NUMBER: 012345678901
You can enter your voting instructions at: ‘VOTE’

To vote, you will need your four-digit PIN and the control number above.
•	If you are a shareholder who consented to receive proxy materials electronically, your PIN is the four-digit number you selected at the time of your enrollment.

•	If you are an employee of Cincinnati Financial Corporation, your PIN is the last four digits of your Social Security number.

•	If you have forgotten your PIN number, please follow the instructions at www.proxyvote.com.
Internet voting is accepted until 11:59 p.m. (EDT) on May 2, 2008.
You can find the relevant supporting documents at the following Internet site(s):
2007 Annual Report — www.cinfin.com/2007_Annual_Report
2008 Shareholder Meeting Notice and Proxy Statement — www.cinfin.com/2008_Proxy
Chairman and President’s Letter — www.cinfin.com/Letter
To view the documents, you may need Adobe Acrobat Reader, which you can download from http://www.adobe.com/products/acrobat/readstep2.html
This correction applies to all registered shareholder accounts for shares held directly, in our Dividend Reinvestment Plan or in our 401(k) Savings Plan. It does not apply to accounts for shares held indirectly in a bank or brokerage account. We regret the inconvenience this correction causes you. We chose to take this action to fully support the integrity of the voting process. If you would like assistance with your proxy voting or prefer to receive printed copies of these materials, you may contact Cincinnati Financial Corporation’s Shareholder Services department at: www.cinfin.com/Contact_Us/mailForm.asp?to=shareholder_inquiries@cinfin.com
If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com
Your InvestorDelivery Enrollment Number is: M012345678901
•	To share questions or comments about your enrollment or your proxy for Cincinnati Financial Corporation, please contact Cincinnati Financial Corporation’s Shareholder Services department at www.cinfin.com/Contact_Us/mailForm.asp?to=shareholder_inquiries@cinfin.com
•	To share comments or questions about the ProxyVote.com Web site, you may reply to this e-mail (please include the original text and subject line of this message for identification purposes). AOL Users, please highlight the entire message before clicking the reply button.
There are no charges for this service. There may be costs associated with your electronic access, such as usage charges from your Internet access providers and telephone companies.

Cincinnati Financial Corporation Chairman and President’s Letter March 2008

in 2008, we offering shareholders the same types of information about our coompany as in prior years. but on a different schedule As each item is published. It appears on our web site . www.cinfin.com . in as integrated annuals report format many items will be available to you earlier than you recieve them in the past, because you no longer have to wait until all sections of our annual report are printed.Items available now are printed. Items availabel now are titled in color, and those coming soon are titled in gray. About the Company Cincinnati Financial meets the needs of agencies and policyholders through our insurance group and three complementary subsidiaries: The Cincinnati Insurance Company leads our A++ A.M. Best-rated standard market property casualty insurance group, which includes The Cincinnati Casualty Company and The Cincinnati Indemnity Company. This group markets a broad range of business, homeowner and auto policies through our select group of local independent insurance agencies in 34 states. These companies support each agency’s ability to provide exceptional value and service to the people and businesses in its community. Our local field representatives work out of their homes, customizing products to meet policyholder needs, responding personally and promptly to claims and strengthening relationships. Two other subsidiaries of The Cincinnati Insurance Company also market insurance products. The Cincinnati Life Insurance Company, rated A+ by A.M. Best, markets life insurance policies, disability income policies and annuities. The Cincinnati Specialty Underwriters Insurance Company, rated A by A.M. Best, began offering excess and surplus lines insurance products in 2008. Three subsidiaries of Cincinnati Financial support our insurance operations. CSU Producer Resources Inc. offers insurance brokerage services to our independent agencies to support their access to Cincinnati Specialty Underwriters. CFC Investment Company offers commercial leasing and financing services to our agents and their clients. CinFin Capital Management Company provides asset management services to institutions, corporations and nonprofit organizations. 2007 Fourth-quarter and Full-year Letter to Shareholders - mid-February 2008 This message from our chairman and our president includes recent news releases about financial results announced February 6 and actions taken by the board of directors at its February 1 meeting. The Cincinnati Experience, a profile of our operating philosophy, accompanies this letter. The Cincinnati Experience - mid-February 2008 The Cincinnati Insurance Company, Cincinnati Financial Corporation’s lead subsidiary, ranks among the top 25 U.S. property casualty insurer groups based on net written premiums. In The Cincinnati Experience, you’ll read about how our relationship-based approach creates value and loyalty, supporting premium growth. 2007 Annual Report on Form 10-K - late-February 2008 The Annual Report on Form 10-K is a detailed document published by every publicly traded company as required by the U.S. Securities and Exchange Commission. In our report, we describe your company’s operations, its results and trends, along with supporting data, discussions, audited financial statements and accompanying notes. 2008 Shareholder Meeting Notice and Proxy Statement -mid-March 2008 This statement informs you of items requiring shareholder action at the 2008 Annual Meeting of Shareholders on May 3, 2008. It identifies board members, detailing director and executive officer compensation and board activities. Notice cards, mailed in March, tell how to easily obtain the Proxy Statement and vote. Chairman and President’s Letter < /B>- late-March 2008 Accompanying the Proxy Statement are the 2007 condensed balance sheets and income statements, six years of summary financial data and an annual message from our chairman and our president. Their letter presents management’s perspectives on your company’s 2007 performance and trends that may affect performance in 2008 and beyond. First-quarter 2008 Letter to Shareholders - mid-May 2008 This message from our chairman and our president includes recent news releases about financial results announced April 30, results of shareholder votes at the 2008 Annual Meeting of Shareholders and actions of the board at its May meeting. For additional details, see our Quarterly Report on Form 10-Q, filed with the SEC by May 12, 2008. Second-quarter 2008 Letter to Shareholders - mid-August 2008 This message from our chairman and our president includes our August 6 news release with financial results. For additional details, see our Quarterly Report on Form 10-Q, filed with the SEC by August 11, 2008. Third-quarter 2008 Letter to Shareholders - mid-November 2008 This message from our chairman and our president includes our October 29 news release with financial results. For additional details, see our Quarterly Report on Form 10-Q, filed with the SEC by November 10, 2008.

To Our Shareholders, Friends and Associates: Your company achieved record operating income in 2007, even as the commercial property casualty insurance market experienced its fourth consecutive year of pricing declines. For the first time in our history, property casualty written premiums for the full year declined. We expected heightened competition and lower premium revenues to erode insurance underwriting profitability; instead, we saw offsetting benefits that led to a record $306 million in underwriting income. · We finished 2007 practically unscathed from catastrophe losses our policyholders would more typically experience over the course of a year. · Years of careful, ongoing underwriting efforts also helped as losses from previous years trended lower than we had anticipated. Early in 2008, we already see weather that is not as gentle; an economy and financial markets that are less certain; and daily reminders that intense price competition remains. Once again, we are bracing ourselves for lower premium pricing and the higher loss and expense ratios such pricing causes. If current trends continue, our 2008 premiums could fall as much as 5 percent and our combined ratio could rise to the 96 to 98 percent range, compared with the 1.9 percent premium decline and healthy 90 percent ratio in 2007. We know we have to work harder and win more accounts just to slow the decline or stay even. To move ahead we have to seize new opportunities. In any environment, our agent-centered, relationship-based approach to doing business brings opportunities to grow and prosper. We believe that our local independent agents have the confidence of policyholders in their John J. Schiff, Jr., CPCU, chairman and chief executive communities. Both our agents and our policyholders choose Cincinnati officer, and James E. Benoski, vice chairman, president and chief operating officer policies because they are seeking quality insurance experiences that reward that confidence. To honor our relationships, create loyalty and increase growth over the long term, we must have the courage and persistence to respond to challenges in a distinctly Cincinnati way. We intend to optimize your company’s advantages by preserving and extending a unique Cincinnati experience to our agents and policyholders. Commercial Lines: The Cincinnati Experience — Selling Value and Service With the continuing soft market for commercial insurance, carriers that want to grow are competing very aggressively and sometimes taking underwriting shortcuts. In this environment, we will price flexibly to protect our proven, high-quality renewal accounts. When we quote new business for our agents, we similarly insist that pricing must correlate with the quality of the risk. 1

Because our quote often isn’t the lowest, this selectivity compels us to offer special value and service advantages that our agents can sell. Top Claims Service That value begins with good claims service. Business Insurance reported in December on a recent survey of 13,000 commercial insurance buyers whose firms had revenues ranging from $10 million to $500 million. A larger percentage of respondents considered their satisfaction “excellent” for Cincinnati than for any other carrier. The survey evaluated willingness to pay claims, claims coordination with the agent and claims responsiveness. In 2008, we are increasing claims service satisfaction by giving our agents online access to claims information. Updated Products and Markets We’re updating coverage products in 2008 to make our policies more attractive, including a new optional endorsement that protects against liability arising from a business’s use of Web-based technology. Our contractor policyholders will benefit from our new, streamlined process to issue surety bonds for single projects up to $250,000 or total projects up to $400,000. Our local agents are well positioned in their communities to write contractor accounts, which represent a significant portion of our general liability book of business. We will continue in 2008 to serve our agents’ construction accounts, while seeking to complement this business by writing more property-dominant accounts. Availability of Excess and Surplus Policies At the beginning of 2008, we launched two new subsidiaries for the purpose of becoming a market for our agents’ excess and surplus lines accounts. Now we are offering more flexible, limited coverage for commercial accounts with special risk characteristics that cannot obtain coverage using state-regulated policy forms and rates. The Cincinnati Specialty Underwriters Insurance Company qualified for an A.M. Best Co. rating of A (Excellent) and began writing general liability E&S policies in five states in January. Over 2008, we plan to add property, miscellaneous professional and excess casualty. Through CSU Producer Resources, our new insurance brokerage that exclusively serves appointed agents of The Cincinnati Insurance Company, we plan to offer E&S policies by year-end 2008 in all 34 states where we market commercial lines. Opportunities to write E&S policies may help us offset the continued decline in our commercial premiums. Agents welcome our entry because we are bringing the Cincinnati experience — our relationship-based approach — to this market. Our E&S underwriters responsible for policy pricing and issuance seamlessly perform the additional functions of E&S brokers. Our E&S philosophy is integrated with our standard lines philosophy: We value and trust the agent’s local knowledge. Agents perform frontline underwriting, with access to our commercial lines field marketing representatives. Agents and their clients get full support including underwriting, claims and loss control services, effective processing technology and compensation comparable to our standard market commissions.

Improved Agent-facing Technology

Technology improvements are helping our agents meet client preferences and respond efficiently to policyholder inquiries. Agencies in the 19 states where we use our e-CLAS® system to process businessowners policies recently began using our new direct bill payment option, CinciBill™. By year-end, we expect to offer e-CLAS with CinciBill in 31 of our 34 active states and to make substantial progress toward a direct bill solution for policies not processed through e-CLAS. Additionally, we plan to introduce online policy viewing, already available to our associates for more than 75 percent of commercial policies, to our agents in 2008.

Multi-year Policy Periods

While all of these new initiatives will help us compete on value and service, one of the most effective sales advantages we give agents has been around for a long time. Ninety percent of our commercial packages have multi-year terms, providing stability to agents and policyholders.

Premium Mix
Percent of 2007 consolidated net earned premiums
(Percent)


Life
4%
Personal lines
22%
Commercial lines
74%

Consolidated Pretax Investment Income
Less expenses
(Dollars in millions)


465
492
526
570
608
03
04
05
06
07

Revenues
(Dollars in millions)


3,181
3,614
3,767
4,550
4,259
03
04
05
06
07

In 2007, realized investment gains of $382 million reflected four significant transactions greater than $50 million – the sale of shares of Exxon Mobil Corporation, the block sale of shares of Fifth Third Bancorp, the sale of our holding in FirstMerit Corporation and the disposition of the majority of our holdings in real estate investment trusts. In 2006, realized investment gains of $684 million largely were from the sale of our holding in Alltel Corporation.

Our revenues include investment income and realized gains (or losses) generated by the portfolio as well as earned premiums from our commercial, personal and life insurance segments. Consolidated earned premiums of $3.250 billion in 2007 reflected the steadily increasing level of competition in the property casualty insurance marketplace.

Over the past five years, higher pretax income from investments reflected portfolio expansion and dividend increases by companies in the common stock portfolio.

Total realized investment gains and losses contributed 9.0 percent of revenues in 2007 and 15.1 percent in 2006, compared with less than 3 percent in 2003 through 2005. Our most significant source of realized investments gains (or losses) normally is sales of equity securities. We generally reach the decision to divest an equity position after careful analysis of the direction that company is heading and of its ability to meet our investment parameters.

Property Casualty Net Written Premium Growth Statutory (Percent) The Cincinnati Insurance Companies Estimated industry (A.M. Best) 11.7 9.7 6.5 3.3 4.4 2.6 3.9 -1.9 0.0 -1.2 03 * 04 05 06 07 Property Casualty Combined Ratio Statutory (Percent) The Cincinnati Insurance Companies Estimated industry (A.M. Best) 101.2 100.1 98.9 93.9 95.6 95.0 92.4 90.3 89.4 89.0 03 * 04 05 06 07 We believe we can achieve above-industry-average growth in written premiums and industry-leading profitability over the long term by building on our proven strategies: strong agency relationships, local underwriting, quality claims service, solid reserves and total return investing. In 2007, we wrote less new property casualty business than the prior year, and market pricing trends led to slightly lower written premiums. We continued to build our company for the long term. Agencies continued to successfully market our products to their better accounts. They helped us write $325 million of new property casualty business and helped maintain the persistency of our renewals at more than 90 percent. The improvement in the combined ratio reflected lower catastrophe losses and higher savings from favorable development on prior period reserves. The combined ratio is the percentage of each premium dollar spent on claims and expenses — the lower the ratio, the better the performance. We commit to maintaining over the entire period our same policy provisions and rates on selected coverages, including property, general liability, inland marine and crime. Other coverages in the package are written and priced annually. In return for this security, the policyholder has no downside, remaining free to continue the policy or not. In fact, few opt out. The company and our agents benefit from lower annual administrative expenses, as well as persistency that rises to a very high 96 percent at the interim annual anniversaries of multi-year policies. Personal Lines: The Cincinnati Experience — Building Scale In personal lines, we work to support the strengths of our local independent agents, who benefit from opportunities to prove their value to people who are centers of influence in their communities. Individuals relying on our home and auto policies receive the same claims service with a human touch that our commercial policyholders enjoy, including prompt, personal responses rather than service-center responses. To effectively support our agents in personal lines, going forward, we need to reduce our expenses, manage geographical risk concentrations and price more accurately. Our agents generated a 16.9 percent increase in new personal lines business in 2007, and we believe the changes we are making have us heading in the right direction. To make further progress and leverage our product and service advantages into the future, we believe we must add to our scale in 2008. 2008 plans include new agency appointments and geographical expansion for personal lines. Currently, all six of our personal lines of business are available in only 22 states, compared with 34 for commercial lines. Opening for business in some of those untapped states would help spread and reduce our catastrophe risk. With scale, we can continue our investment in updated automation, spreading the expense across a larger premium volume to improve our profitability. Finally, we can implement more pricing points based on risk data, fine-tuning our rates for each risk to produce very competitive premiums for our agents’ higher quality accounts. Only by receiving these benefits of scale can we assure our agents’ access to a competitive, stable personal lines market. * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on defines and reconciles measures presented in this report that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

Ample Room to Grow We see many opportunities to jump start personal lines expansion in 2008. Agents in 17 states accounting for 97.5 percent of our premium volume were using our Web-based personal lines policy processing system at year-end. Now we are picking up the pace to roll out to eight more states in 2008. In two of those states — Maryland and North Carolina — our automation makes it practical to market some lines of business for the first time. In three others — Arizona, South Carolina and Utah — our agencies have been waiting for Cincinnati personal lines while writing only commercial business. They represent other personal lines carriers, but many are interested in gaining the advantages of Cincinnati claims service and products for their personal lines clients. This expansion enlarges our footprint outside of the Midwest and Southeast, increasing geographic diversification. Data Plus Knowledge = Selection We continue to position for growth by steadily improving our policy credits and rates. When our policyholder insures both a home and auto, in many states we now can apply a premium credit to the homeowner policy, as well as continue to credit the auto policy. Another 2008 initiative will increase our inclusion in popular online tools agents and policyholders use to compare carriers. We plan this year to further segment our rates, adding multiple pricing points based on risk-specific data, while also retaining the Cincinnati territory rating approach that recognizes local and regional differences. Though our pricing will reflect quantifiable characteristics, risk selection and underwriting will continue to rely on the agent’s knowledge and evaluation of each risk. Proven Policies Our efforts to grow also hinge on product superiority. Our philosophy has been to include coverages or terms and conditions that give the policyholder some advantage beyond the typical policy. While many carriers have reduced or eliminated earthquake coverage, we continue in most geographical areas to build it into our executive homeowner policies, recognizing that over the past century earthquakes have caused insured property damage in every state. Our Executive Classic™ has many such points of difference, from coverage for earthquakes and landslides to hydrostatic water pressure, as well as ordinance or law coverage up to the dwelling limit. In 2008, an optional endorsement to our homeowner policies will add mechanical breakdown coverage for major home systems such as heating and air conditioning, which are not covered in typical homeowner policies. Life Insurance: The Cincinnati Experience — Distribution and Product Simplicity The Cincinnati Life Insurance Company operates within an industry characterized by complex distribution systems and ultra sophisticated, changing products. As a life insurer within a property casualty focused organization, we determined that the best way to bring value to our agents, our

| | | Cincinnati Life — Net Earned Premiums | | | (Dollars in millions) 125 115 101 106 95 03 04 05 06 07 | | | | Cincinnati Life — Gross Life Policy Face Amounts In Force Excluding annuities, accident and health business | | | | (Dollars in millions) 56,971 61,875 44,921 51,493 38,492 03 04 05 06 07 Net earned premium growth for The Cincinnati Life Insurance Company arose from increased premiums for term life insurance, our largest life insurance product line. We also market whole and universal life products, fixed annuities and disability income products. We offer many of these products through payroll deduction programs available to employees at their worksites. These life insurance products provide our property casualty agency force with cross-serving opportunities for both commercial and personal accounts. We continue to introduce new term products with features our agents and their clients indicate are important. Gross in-force policy face amounts increased to $61.875 billion at year-end 2007. policyholders and our company was to commit to the independent agency system and to maintain a simple, up-to-date product portfolio. Following this strategy, we have raised policy face amounts in force at a rate of 16.8 percent annually, to $62 billion in 2007 from $18 billion at the beginning of 1999. Term and Worksite, a Natural Fit We are preparing to introduce features in 2008 that will make us more competitive by increasing our rating flexibility. Banded rates will apply different factors to policies with higher face amounts. A new Super Select Plus rate classification will allow us to further refine rates based on the health of the applicant. All of our term insurance products and all products available to employees through our worksite marketing program will be updated to assure they are competitive. The simplicity of our term insurance products, along with our distinctive return-of-premium option, appeals to our agents. The worksite program is a natural fit that can help Cincinnati’s policyholders with small commercial businesses offer voluntary benefits to staff through payroll deduction. Plans for this year include extra support for agents who cross-sell life policies to the company’s personal lines policyholders. Investment: The Cincinnati Experience — Selecting and Managing for Quality Uncertainty and instability have prevailed in the financial markets over recent months. One source of uncertainty has been the property casualty industry’s potential exposure to the credit markets, including sub-prime mortgages. Our investment portfolio contains no mortgage loans. Our bond portfolio, which has no mortgage-backed securities, continues hold steady. The flight to quality and the resulting lower rates for risk-free securities supported bond valuations, helping to offset the effects of increasing risk premiums and credit spreads in the last quarter of 2007. We believe that market may have judged our company’s portfolio too harshly on this score in the short term and that we are well positioned for the long term. We have a substantial municipal bond portfolio, selected for yield and quality, consisting of securities backed by general obligations and essential services revenues. Municipal bonds representing about 87 percent of that portfolio’s value are insured. Although many of the bond insurers are suffering some well publicized problems, our average underlying ratings are strong for our insured bonds, minimizing our potential downside risk.

Book Value
Per common share
(Dollars)


35.10
35.60
34.88
39.38
35.70
03
04
05
06
07

Net Income/Dividends Paid
Per common share
(Dollars)


Operating income (before one-time item in 2003)*
Net income (before one-time item in 2003)*
Net income from significant realized gains
Dividends paid
2.16
2.01
0.89
2.94
3.28
1.02
3.17
3.40
1.16
2.82
5.30
1.31
3.54
4.97
1.40
03*
04
05
06
07

Consolidated Investment Portfolio
As of December 31, 2007
(Dollars in millions)


Market (Fair) Value
12,198
Book Value
8,859

(In millions)	Book Value	Market (Fair) Value
Taxable fixed maturity	$ 3,265	$ 3,284
Tax-exempt fixed maturity	2,518	2,564
Common equity	2,715	6,020
Preferred equity	260	229
Short-term	101	101
Total	**$ 8,859**	**$ 12,198**

Over the long-term, we believe growth in book value is the most significant measure of our long-term trends. Book value captures both our insurance and investment performance in a single measure that also reflects the benefits of our share repurchase program. Book value has been level over the past five years as lower market values of financial sector equity holdings brought year-end 2007 book value near the 2003 level. Book value continued to benefit from $2.219 billion in unrealized investment gains on equity holdings at year-end 2007.

Insurance performance is one component of net income and operating income, or net income before any realized investment gains and losses. In 2007, operating income grew to a record level, largely due to the low level of catastrophe losses and high level of savings from favorable development on prior period reserves. Operating income also includes investment income, net of expenses, which grew 6.6 percent in 2007.

Turning to our equity portfolio, banks and other financial sector stocks make up about 55 percent of our equity portfolio and about 35 percent of your company's total investment portfolio. This concentration offers us the advantages of good dividend income but exposes us to market volatility when sector issues arise. Needless to say, the sector is under pressure. To varying degrees, the financial services firms in our portfolio are addressing a challenging credit quality environment and related issues. Some of our holdings are evaluating their dividend levels in light of their own capital requirements and earnings outlook, potentially slowing our investment income growth.

We emphasize portfolio strategies to maximize both income and capital appreciation over the long-term and we are monitoring our holdings in the financial sector closely. We remain committed to sustaining strong capitalization.

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on *www.cinfin.com* defines and reconciles measures presented in this report that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

Consistent and Transparent We adhere to our investment philosophy, working to assure the credit quality of our bonds and to selectively invest in blue chip, dividend-paying stocks per our stated criteria: we look for common stocks with increasing sales and earnings, proven management, favorable outlooks, annual dividend yields that meet or exceed that of the overall market and have the potential for future dividend increases as well as price appreciation. Our cash flow from healthy insurance operations has always been adequate to fund our insurance liabilities. This success on the insurance side of our operations supports the investment side, giving us the flexibility to follow our total return, buy-and-hold approach. You can see exactly what securities your company owns at any time by reviewing our quarter-ending portfolios on the Investor’s page of www.cinfin.com. Year After Year Your company’s board of directors is committed to producing steady value for shareholders. We returned $546 million to shareholders during 2007, including $306 million through repurchases of our common stock and $240 million of cash dividends paid. Record repurchase activity in 2007 included an accelerated stock repurchase under which we bought 4 million shares. In authorizing the ASR, the board also increased its repurchase authorization to an additional 13 million shares. In February 2008, the board of directors authorized a 9.9 percent increase in the regular quarterly cash dividend to an indicated annual rate of $1.56 per share. This action set the stage for a 48th consecutive year of increase in that measure. That track record shows that we are working for a positive year-after-year experience for you, our shareholders, as well as our agents, policyholders and associates. In this era when year-over-year success is the goal usually measured, we promise to look further down the road, choosing actions that help Cincinnati stand out from the competition and rewarding your confidence. Respectfully, John J. Schiff, Jr., CPCU James E. Benoski Chairman Vice Chairman Chief Executive Officer President Chief Operating Officer Chief Insurance Officer March 26, 2008

Condensed Balance Sheets and Income Statements Cincinnati Financial Corporation and Subsidiaries (Dollars in millions) At December 31, 2007 2006 Assets Investments $12,261 $13,759 Cash and cash equivalents . 226 202 Premiums receivable 1,107 1,128 Reinsurance receivable 754 683 Other assets ___2,289 ___1,450 $______$______ Total assets 16,637 17,222 Liabilities Insurance reserves $ 5,445 $ 5,305 Unearned premiums 1,564 1,579 Deferred income tax 977 1,653 6.125% senior notes due 2034 371 371 6.9% senior debentures due 2028 28 28 6.92% senior debentures due 2028 392 392 Other liabilities ___1,931 ___1,086 Total liabilities ___10,708 ___10,414 Shareholders’ Equity Common stock and paid-in capital 1,442 1,406 Retained earnings 3,404 2,786 Accumulated other comprehensive income 2,151 3,379 Treasury stock ___(1,068) ___(763) Total shareholders’ equity ___5,929 ___6,808 $______$______ Total liabilities and shareholders’ equity . 16,637 17,222 (Dollars in millions except per share data) Years ended December 31, 2007 2006 2005 Revenues Earned premiums $3,250 $3,278 $3,164 Investment income, net of expenses 608 570 526 Realized investment gains and losses 382 684 61 Other income ___19 ___18 ___16 Total revenues ___4,259 ___4,550 ___3,767 Benefits and Expenses Insurance losses and policyholder benefits . 1,963 2,128 1,911 Commissions 624 630 627 Other operating expenses ___480 ___463 ___406 Total benefits and expenses ___3,067 ___3,221 ___2,944 Income Before Income Taxes 1,192 1,329 823 Provision for Income Taxes ___337 ___399 ___221 Net Income ______$ $______930 $______ 855 602 Per Common Share Net income—basic $ 5.01 $ 5.36 $ 3.44 Net income—diluted $ 4.97 $ 5.30 $ 3.40

Six-year Summary Financial Information

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)	Years ended December 31, 2007	2006	2005	2004	2003	2002
Financial Highlights						
Net income	**$ 855**	$ 930	$ 602	$ 584	$ 374	$ 238
One-time items*	**–**	–	–	–	15	–
Net income before one-time items*	**$ 855**	$ 930	$ 602	$ 584	$ 359	$ 238
Net realized investment gains and losses, after tax	**245**	434	40	60	(27)	(62)
Net income before net realized investment gains and losses, before one-time items*	**$ 610**	$ 496	$ 562	$ 524	$ 386	$ 300
Comprehensive income	**(368)**	1,057	99	287	815	(232)
Per Share Data (diluted)						
Net income	**$ 4.97**	$ 5.30	$ 3.40	$ 3.28	$ 2.10	$ 1.32
One-time items*	**–**	–	–	–	0.09	–
Net income before one-time items*	**$ 4.97**	$ 5.30	$ 3.40	$ 3.28	$ 2.01	$ 1.32
Net realized investment gains and losses, after tax	**1.43**	2.48	0.23	0.34	(0.15)	(0.35)
Net income before net realized investment gains and losses, before one-time items*	**$ 3.54**	$ 2.82	$ 3.17	$ 2.94	$ 2.16	$ 1.67
Cash dividends declared	**1.42**	1.34	1.21	1.04	0.90	0.81
Book value	**35.70**	39.38	34.88	35.60	35.10	31.43
Ratio Data						
Investment yield-to-cost (pretax)	**6.9%**	6.8%	7.0%	7.2%	7.5%	7.9%
Debt-to-capital	**12.7**	11.0	11.5	11.2	8.9	9.7
Return on equity (ROE) before one-time items*	**13.4**	14.4	9.8	9.4	6.0	4.1
ROE based on comprehensive income before one-time items*	**(5.8)**	16.4	1.6	4.6	13.5	(4.0)
Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 3,117**	$ 3,178	$ 3,076	$ 2,997	$ 2,815	$ 2,613
Written premiums (adjusted)*	**3,149**	3,172	3,097	3,026	2,789	2,496
Earned premiums	**3,125**	3,164	3,058	2,919	2,653	2,391
Loss ratio	**46.6%**	51.9%	49.2%	49.8%	56.1%	61.5%
Loss expense ratio	**12.0**	11.6	10.0	10.3	11.6	11.4
Underwriting expense ratio	**31.7**	30.4	29.8	29.3	26.5	25.5
Combined ratio (reported)	**90.3%**	93.9%	89.0%	89.4%	94.2%	98.4%
Combined ratio (adjusted)*	**90.3%**	93.9%	89.0%	89.4%	95.0%	99.6%
Policyholders' surplus	**$ 4,307**	$ 4,723	$ 4,194	$ 4,191	$ 2,783	$ 2,340
Commercial Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 2,413**	$ 2,442	$ 2,290	$ 2,186	$ 2,031	$ 1,905
Written premiums (adjusted)*	**2,444**	2,435	2,306	2,209	2,009	1,795
Earned premiums	**2,411**	2,402	2,254	2,126	1,908	1,721
Loss ratio	**44.8%**	48.4%	46.6%	43.4%	51.2%	57.8%
Loss expense ratio	**13.1**	12.7	11.0	10.9	12.7	12.5
Underwriting expense ratio	**31.3**	29.7	29.5	29.4	27.0	25.0
Combined ratio (reported)	**89.2%**	90.8%	87.1%	83.7%	90.9%	95.3%
Combined ratio (adjusted)*	**89.2%**	90.8%	87.1%	83.7%	91.6%	96.8%
Personal Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 704**	$ 736	$ 786	$ 811	$ 784	$ 708
Written premiums (adjusted)*	**705**	737	791	817	780	701
Earned premiums	**714**	762	804	793	745	670
Loss ratio	**53.2%**	62.9%	56.7%	66.7%	68.8%	71.0%
Loss expense ratio	**8.1**	8.3	7.2	8.9	8.9	8.7
Underwriting expense ratio	**32.8**	32.4	30.4	29.0	25.2	26.8
Combined ratio (reported)	**94.1%**	103.6%	94.3%	104.6%	102.9%	106.5%
Combined ratio (adjusted)*	**94.1%**	103.6%	94.3%	104.6%	103.9%	106.8%
Life Insurance Operations (Statutory)						
Written premiums	**$ 167**	$ 161	$ 205	$ 193	$ 143	$ 220
Net income before realized investment gains and losses	**7**	(1)	10	26	27	20
Net income	**39**	28	21	28	20	17
Gross life insurance face amount in force	**61,875**	56,971	51,493	44,921	38,492	32,486
Admitted assets excluding separate account business	**2,283**	2,026	1,882	1,713	1,572	1,477
Risk-based capital						
Total adjusted capital	**506**	556	511	491	443	420
Authorized control level risk-based capital	**66**	67	52	47	50	47

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on *www.cinfin.com* defines and reconciles measures presented in this report that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

Safe Harbor Statement This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so. Factors that could cause or contribute to such differences include, but are not limited to: · Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes · Increased frequency and/or severity of claims · Inaccurate estimates or assumptions used for critical accounting estimates · Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 · Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages · Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as: · Downgrade of the company’s financial strength ratings · Concerns that doing business with the company is too difficult or · Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace · Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding · Securities laws that could limit the manner and timing of our investment transactions · Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products · Events, such as the subprime mortgage lending crisis, that lead to a significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s) · Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments · Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements · Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers · Increased competition that could result in a significant reduction in the company’s premium growth rate · Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages · Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs · Actions of insurance departments, state attorneys general or other regulatory agencies that: · Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business · Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations · Increase our expenses · Add ass essments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes · Limit our ability to set fair, adequate and reasonable rates · Place us at a disadvantage in the marketplace or · Restrict our ability to execute our business model, including the way we compensate agents · Adverse outcomes from litigation or administrative proceedings · Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others · Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940 · Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Subsidiary Officers and Directors As of February 28, 2008, listed alphabetically The Cincinnati Insurance Company (CIC) The Cincinnati Indemnity Company (CID) The Cincinnati Casualty Company (CCC) Executive Officers James E. Benoski CIC, CID, CCC, CSU, C-SUPR Vice Chairman CIC, CID, CCC, CSU, CLIC, C-SUPR Chief Executive Officer CIC, CID, CSU, C-SUPR President CIC, CID, CCC, CSU, CLIC Chief Insurance Officer Director of all subsidiaries Donald J. Doyle, Jr., CPCU, AIM CIC, CID, CCC, CSU, C-SUPR Senior Vice President — Excess & Surplus Lines CSU Director Craig W. Forrester, CLU CIC, CID, CCC, CLIC Senior Vice President — Information Technology Martin F. Hollenbeck, CFA, CPCU CIC, CID, CCC, CLIC Vice President — Investments CFC-I President and Chief Operating Officer CCM President and Director Thomas A. Joseph, CPCU CIC, CID, CCC Senior Vice President — Commercial Lines CIC, CID, CCC, CSU Director Eric N. Mathews, CPCU, AIAF CIC, CID, CCC, CLIC Senior Vice President — Corporate Accounting Larry R. Plum, CPCU, ARe CCC President CIC, CID Senior Vice President — Personal Lines CIC, CID, CCC, CSU, CLIC Director David H. Popplewell, FALU, LLIF CLIC President and Chief Operating Officer; Director J. F. Scherer CIC, CID, CCC, CLIC Senior Vice President — Sales & Marketing CIC, CID, CCC, CSU, CLIC, CFC-I Director John J. Schiff, Jr., CPCU CIC, CID, CCC, CLIC Chairman of the Executive Committee CIC, CID, CCC, CSU, CLIC, C-SUPR, CFC-I Director Joan O. Shevchik, CPCU, CLU CIC, CID, CCC Senior Vice President — Corporate Communications Kenneth W. Stecher CIC, CID, CCC, CSU, CLIC, C-SUPR Chairman, Chief Financial Officer, Executive Vice President and Secretary CFC-I Chief Financial Officer, Senior Vice President and Secretary CSU, C-SUPR, CCM Treasurer Director of all subsidiaries Charles P. Stoneburner II, CPCU, AIM CIC, CID, CCC Senior Vice President — Field Claims Timothy L. Timmel CIC, CID, CCC, CLIC, CFC-I Senior Vice President — Operations CIC, CID, CCC, CSU, CLIC, CFC-I Director Senior Officers Michael R. Abrams CIC, CID, CCC, CLIC, CCM Vice President — Investments Donald R. Adick, FLMI CLIC Senior Vice President — Life Marketing Administration Dawn M. Alcorn CIC, CID, CCC Vice President — Administrative Services Brad E. Behringer CLIC Senior Vice President and Chief Underwriter David L. Burbrink CLIC Vice President — Life Field Services Teresa C. Cracas CIC, CID, CCC, CLIC Vice President -Planning & Risk Management Richard W. Cumming, ChFC, CLU, FSA, MAAA CIC, CID, CCC, CLIC Senior Vice President and Chief Actuary CLIC Director Joel W. Davenport, CPCU, AAI CIC, CID, CCC Vice President — Commercial Lines J. Michael Dempsey, CLU CLIC Vice President — Life Marketing Administration The Cincinnati Specialty Underwriters Insurance Company (CSU) The Cincinnati Life Insurance Company (CLIC) Mark R. DesJardins, CPCU, AIM, AIC, ARP CIC, CID, CCC Vice President — Education & Training W. Dane Donham, AIM CIC, CID, CCC Vice President — Commercial Lines Harold L. Eggers, CLU, FLMI, FALU, HIAA CLIC Vice President — Life Policy Issue Frederick A. Ferris CIC, CID, CCC Vice President — Commercial Lines Bruce S. Fisher, CPCU, AIC CIC, CID, CCC Vice President — Headquarters Claims Carl C. Gaede, CPCU, AFSB CIC, CID, CCC Vice President — Bond & Executive Risk Gary B. Givler CIC, CID, CCC Vice President — Headquarters Claims David T. Groff, CPCU, FCAS, MAAA CIC, CID, CCC Vice President — Staff Underwriting Kevin E. Guilfoyle CFC-I Senior Vice President — Leasing David L. Helmers, CPCU, API, ARe, AIM CIC, CID, CCC Vice President — Personal Lines Theresa A. Hoffer CIC, CID, CCC, CLIC Vice President - Corporate Accounting CIC, CID, CCC Treasurer Timothy D. Huntington, CPCU, AU CIC, CID, CCC Vice President — Commercial Lines Thomas H. Kelly CIC, CID, CCC Vice President — Bond & Executive Risk Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP CIC, CID, CCC Vice President — Commercial Lines Gary J. Kline, CPCU CIC, CID, CCC Vice President — Commercial Lines Robert L. Laymon CIC, CID, CCC Vice President — Bond & Executive Risk Steven W. Leibel, CPCU, AIM CIC, CID, CCC Vice President — Personal Lines Jerry L. Litton CFC-I Treasurer Richard L. Mathews, CPCU CIC, CID, CCC, CLIC Vice President — Information Technology Richard P. Matson CIC, CID, CCC, CLIC, CFC-I Vice President -Purchasing/Fleet David E. McKinney, CPCU, AIM CIC, CID, CCC, Vice President — Commercial Lines Kenneth S. Miller, CLU, ChFC CIC, CID, CCC, CLIC Senior Vice President — Investments Robyn C. Muhlberg CIC, CID, CCC, CLIC Vice President — Information Technology Martin J. Mullen, CPCU CIC, CID, CCC Vice President — Headquarters Claims Gary A. Nichols CIC, CID, CCC Vice President — Headquarters Claims Glenn D. Nicholson, LLIF CLIC Senior Vice President and Senior Marketing Officer; Director Michael K. O’Connor, CFA, CPCU, AFSB CIC, CID, CCC, CLIC, CCM Vice President — Investments Todd H. Pendery, FLMI CIC, CID, CCC, CLIC Vice President - Corporate Accounting CLIC Treasurer Marc C. Phillips, CPCU, AIM CIC, CCC, CID Vice President — Commercial Lines Ronald L. Robinson CIC, CID, CCC Vice President — Field Claims Michael A. Rouse CIC, CID, CCC Vice President — Commercial Lines Thomas J. Scheid CIC, CID, CCC, CLIC Vice President -Inspection Services & Facilities Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC CIC, CID, CCC, CLIC Vice President — Staff Underwriting CSU Producer Resources Inc. (C-SUPR) CFC Investment Company (CFC-I) CinFin Capital Management (CCM) J. B. Shockey, CPCU, CIC, CLU CIC, CID, CCC Vice President — Sales & Marketing David W. Sloan CFC-I Vice President — Leasing Scott K. Smith, CPCU, ARM, AIM, AU, AAI CIC, CID, CCC Vice President — Commercial Lines Steven A. Soloria, CFA, CPCU CIC, CID, CCC, CLIC, CCM Vice President — Investments CCM Secretary Gary B. Stuart CIC, CID, CCC Vice President — Sales & Marketing Duane I. Swanson, CIC CIC, CID, CCC Vice President — Sales & Marketing Philip J. Van Houten, CFE, FCLS CIC, CID, CCC Vice President — Special Investigations Stephen A. Ventre, CPCU CIC, CID, CCC Vice President — Commercial Lines Jody L. Wainscott CIC, CID, CCC Vice President — Research & Development Michael B. Wedig, CPA CIC, CID, CCC, CLIC Vice President -Corporate Accounting Paul W. Wells CIC, CID, CCC, Vice President — Bond & Executive Risk Mark A. Welsh CIC, CID, CCC, CLIC Vice President — Regulatory & Consumer Relations Mark S. Wietmarschen CIC, CID, CCC Vice President — Commercial Lines Heather J. Wietzel CIC, CID, CCC Vice President and Investor Relations Officer Gregory J. Ziegler CIC, CID, CCC, CLIC, CFC-I Vice President — Personnel Teresa C. Cracas CIC, CID, CCC, CLIC Counsel Eugene M. Gelfand CIC, CID, CCC, CLIC Counsel Mark J. Huller CIC, CID, CCC, CLIC Senior Counsel G. Gregory Lewis CIC, CID, CCC, CLIC Counsel Lisa A. Love CIC, CID, CCC, CLIC Senior Counsel Stephen C. Roach CIC, CID, CCC, CLIC Counsel Non-Officer Directors William F. Bahl, CFA, CIC CIC, CID, CCC, CSU, CLIC Gregory T. Bier, CPA (Ret.) C IC, CID, CCC, CSU, CLIC W. Rodney McMullen CIC, CID, CCC, CSU, CLIC Thomas R. Schiff CIC, CID, CCC, CSU, CLIC Larry R. Webb, CPCU CIC, CID, CCC, CSU E. Anthony Woods CIC, CID, CCC, CSU, CLIC CIC Directors Emeriti Vincent H. Beckman Robert J. Driehaus Richard L. Hildbold, CPCU Robert C. Schiff William H. Zimmer

Cincinnati Financial Corporation Officers and Directors

(as of February 28, 2008)

Directors

William F. Bahl, CFA, CIC
Chairman
Bahl & Gaynor Investment Counsel Inc.
Director since 1995 (1)(3)(4)(5*)

James E. Benoski
Vice Chairman, President, Chief Operating Officer and Chief Insurance Officer
Cincinnati Financial Corporation
Director since 2000 (3)(4)

Gregory T. Bier, CPA (Ret.)
Managing Partner (Ret.), Cincinnati Office
Deloitte & Touche LLP
Director since 2006 (1)(4)

Dirk J. Debbink
Chairman
MSI General Corporation
(design/build/construction)
Director since 2004 (1)(3)

Kenneth C. Lichtendahl
President and Chief Executive Officer
Tradewinds Beverage Company
Director since 1988 (1*)(2)(5)

W. Rodney McMullen
Vice Chairman
The Kroger Co.
Director since 2001 (2*)(3)(4)

Gretchen W. Price
Chief Financial Officer
philosophy inc.
(skincare and cosmetics)
Director since 2002 (1)(2)(5)

John J. Schiff, Jr., CPCU
Chairman and Chief Executive Officer
Cincinnati Financial Corporation
Director since 1968 (3*)(4*)

Thomas R. Schiff
Chairman and Chief Executive Officer
John J. & Thomas R. Schiff & Co. Inc.
(insurance agency)
Director since 1975 (4)

Douglas S. Skidmore
President and Chief Executive Officer
Skidmore Sales & Distributing Company Inc.
(food distribution)
Director since 2004 (1)(5)

John F. Steele, Jr.
Chairman and Chief Executive Officer
Hilltop Basic Resources Inc.
(aggregates/concrete supplier)
Director since 2005 (1)

Larry R. Webb, CPCU
President
Webb Insurance Agency Inc.
Director since 1979 (3)

E. Anthony Woods
Chairman and Chief Executive Officer
SupportSource LLC
(health care consulting)
Director since 1998 (2)(3)(4)

(1) Audit Committee
(2) Compensation Committee
(3) Executive Committee
(4) Investment Committee; also Richard M. Burridge, CFA, adviser
(5) Nominating Committee
* Committee Chair

Officers

John J. Schiff, Jr., CPCU
Chairman and Chief Executive Officer

James E. Benoski
Vice Chairman, President, Chief Operating Officer and Chief Insurance Officer

Kenneth W. Stecher
Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Eric N. Mathews, CPCU, AIAF
Vice President, Assistant Secretary and Assistant Treasurer

Directors Emeriti

Vincent H. Beckman
Michael Brown
Robert J. Driehaus
John E. Field, CPCU
Jackson H. Randolph
Lawrence H. Rogers II
John Sawyer
Robert C. Schiff
Frank J. Schultheis
David B. Sharrock
John M. Shepherd
Thomas J. Smart
Alan R. Weiler, CPCU
William H. Zimmer


W.F. Bahl


J.E. Benoski


G.T. Bier


D.J. Debbink


K.C. Lichtendahl


W.R. McMullen


G.W. Price


J.J. Schiff, Jr.


T.R. Schiff


D.S. Skidmore


J.F. Steele, Jr.


L.R. Webb


E.A. Woods

Shareholder Information Cincinnati Financial Corporation had approximately 12,000 shareholders of record and approximately 46,000 beneficial shareholders as of December 31, 2007. Many of the company’s independent agent representatives and most of the 4,087 associates of its subsidiaries own the company’s common stock. Common Stock Price and Dividend Data Common shares are traded under the symbol CINF on the NASDAQ Global Select Market. 2007 2006 ___ ___ Quarter: 1st 2nd 3rd 4th 1st 2nd 3rd 4th ___ High $45.92 $47.62 $ 44.79 $44.84 $45.56 $47.01 $ 48.44 $49.07 Low 42.24 42.57 36.91 38.37 42.07 41.43 45.93 44.25 Period-end close 42.40 43.40 43.31 39.54 42.07 47.01 48.12 45.31 Cash dividends 0.355 0.355 0.355 0.355 0.335 0.335 0.335 0.335 declared Annual Meeting Shareholders are invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation at 9:30 a.m. on Saturday, May 3, 2008, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. You may listen to an audio webcast of the event by visiting the Investors section of the company’s Web site, www.cinfin.com. Independent Registered Public Accounting Firm Deloitte & Touche LLP 250 East Fifth Street Cincinnati, Ohio 45202-5109 Contact Information Communications directed to the company’s secretary, Kenneth W. Stecher, chief financial officer and executive vice president, are shared with the appropriate individual(s). Or, you may directly access services: Investors: Investor Relations responds to investor inquiries about Cincinnati Financial Corporation and its performance. Heather J. Wietzel — Vice President, Investor Relations 513-870-2768 or investor_inquiries@cinfin.com Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans. Jerry L. Litton — Assistant Vice President, Shareholder Services 513-870-2639 or shareholder_inquiries@cinfin.com Media: Corporate Communications assists media representatives seeking information or comment from Cincinnati Financial Corporation or its subsidiaries. Joan O. Shevchik, CPCU, CLU — Senior Vice President, Corporate Communications 513-603-5323 or media_inquiries@cinfin.com Cincinnati Financial Corporation The Cincinnati Insurance Company The Cincinnati Life Insurance Company The Cincinnati Casualty Company CSU Producer Resources Inc. The Cincinnati Indemnity Company CFC Investment Company The Cincinnati Specialty Underwriters Insurance Company CinFin Capital Management Company Mailing Address: Street Address: P.O. Box 145496 6200 South Gilmore Road Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141 Phone: 513-870-2000 Fax: 513-870-2066 www.cinfin.com

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 3, 2008
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are available for view:
2008 Shareholder Meeting
Notice and Proxy Statement and 2007 Annual Report
To view this material, have the 12-digit Control #(s) available and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before April 15, 2008.
To request material:       Internet: www.proxyvote.com       Telephone: 1-800-579-1639       **Email: sendmaterial@proxyvote.com
**If requesting material by e-mail please send a blank e-mail with the 12 Digit Control# (located on the following page) in the subject line.
Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

CINCINNATI FINANCIAL CORPORATION
Vote In Person

Should you choose to vote these shares in person at the meeting you must request a “legal proxy”. To request a legal proxy please follow the instructions at www.proxyvote.com or request a paper copy of the material.

Vote By Internet
To vote now by Internet, go to www.proxyvote.com. Please refer to the proposals and follow the instructions.
Vote By Telephone
To vote now by telephone, call 1-800-454-8683. Please refer to the proposals and follow the instructions.
Vote By Mail
Mark, sign and date your voting form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your vote must be received by 11:59 P.M. EDT on May 2, 2008.

Meeting Type:	Annual	Meeting Location:	Cincinnati Art Museum
Meeting Date:	May 3, 2008		953 Eden Park Dr.
Meeting Time:	9:30 a.m.		Cincinnati, Ohio 45202
For holders as of:	March 5, 2008

Voting items The Board of Directors recommends a vote FOR Mr. Larry R. Webb for a term of two years and the other listed nominees for terms of three years.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1.	Election of Directors

Nominees:

	01)	Larry R. Webb
	02)	Kenneth C. Lichtendahl
	03)	W. Rodney McMullen
	04)	Thomas R. Schiff
	05)	John F. Steele, Jr.

Other Business	For	Against	Abstain

The Board of Directors recommends a vote FOR the following proposals.

2. Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008.	☐	☐	☐

3. Amending the company’s Code of Regulations to provide express authority for uncertificated shares.	☐	☐	☐
The designated proxies will also have the discretion to vote on such other matters as may properly come before the meeting.
2
Additional Items	→
Sign on reverse side	→

Non-Voting items

PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐

Voting Instructions

Authorized Signatures - This section must be completed for your instructions to be executed.
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. If a corporation or partnership, please sign as such by an authorized officer.

/ /
Signature 1 - (Please sign on line)	Signature 2 - (Joint Owners)	Date - (Please print date)